Exhibit 97.1

CLAWBACK POLICY

CLAWBACK POLICY

Effective: May 28, 2025

1.
INTRODUCTION
2.
ADMINISTRATION
3.
COVERED EXECUTIVES
4.
INCENTIVE BASED COMPENSATION
5.
RECOUPMENT, MATERIAL FINANCIAL RESTATEMENT
6.
ERRONEOUSLY AWARDED INCENTIVE- BASED COMPENSATION AMOUNT SUBJECT TO RECOVERY
7.
METHOD OF RECOUPMENT
8.
NO INDEMNIFICATION; SUCCESSORS
9.
EXCEPTION TO ENFORCEMENT
10.
INTERPRETATION
11.
EFFECTIVE DATE
12.
AMENDMENT; TERMINATION
13.
OTHER RECOUPMENT RIGHTS
14.
Recovery Requirement Shall not Constitute “Good Reason”
15.
Successors
1.
INTRODUCTION

The Board of Directors (the “Board”) of Canopy Growth Corporation (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this amended and restated policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (this “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules of The Nasdaq Stock Market (the “Nasdaq Rules”)

2.
ADMINISTRATION

This Policy shall be administered by the Board or, if so, designated by the Board, the Corporate Governance, Compensation and Nominating Committee of the Board, in which case references herein to the Board shall be deemed references to the Corporate Governance, Compensation and Nominating Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

3.
COVERED EXECUTIVES

This policy applies to the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company (“Covered Executives”). Covered Executives of the Company’s subsidiaries are deemed Covered Executives of the Company if they perform such policy making functions for the Company.

4.
INCENTIVE-BASED COMPENSATION

For purposes of this Policy, incentive-based compensation (“Incentive-Based Compensation”) includes any compensation that is granted, earned, or vested based wholly or in part upon the attainment of any financial reporting measures that are determined and presented in accordance with the accounting principles (“GAAP Measures”) used in preparing the Company’s financial statements and any measures derived wholly or in part from such measures, as well as non-GAAP Measures, stock price, and total shareholder return (collectively, “Financial Reporting Measures”); however, it does not include: (i) base salaries; (ii) discretionary cash bonuses; (iii) awards (either cash or equity) that are solely based upon subjective, strategic or operational standards or standards unrelated to Financial Reporting Measures, and(iv) equity awards that vest solely on completion of a specified employment period or without any performance condition. Incentive-Based Compensation is considered received in the fiscal period during which the applicable reporting measure is attained, even if the payment or grant of such award occurs after the end of that period. If an award is subject to both time-based and performance-based vesting conditions, the award is considered received upon satisfaction of the performance-based conditions, even if such an award continues to be subject to the time-based vesting conditions.

For the purposes of this Policy, Incentive-Based Compensation may include, among other things, any of the following:

a)
Annual bonuses and other short- and long-term cash incentives.
b)
Stock options.
c)
Stock appreciation rights.
d)
Restricted stock or restricted stock units.
e)
Performance shares or performance units.

For purposes of this Policy, Financial Reporting Measures may include, among other things, any of the following:

a)
Company stock price.
b)
Total shareholder return.
c)
Revenues.
d)
Net income.
e)
Earnings before interest, taxes, depreciation, and amortization (EBITDA).
f)
Funds from operations.
g)
Liquidity measures such as working capital or operating cash flow.
h)
Return measures such as return on invested capital or return on assets.
i)
Earnings measures such as earnings per share.
5.
RECOUPMENT; MATERIAL FINANCIAL RESTATEMENT

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that (i) is material to the previously issued financial statements or (ii) is not material to previously issued financial statements, but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (collectively, a “Material Financial Restatement”), the Board will require reasonably prompt reimbursement or forfeiture of any erroneously awarded Incentive-Based Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the Material Financial Restatement (the “Look-Back Period”). In addition, in the event the Company has changed its fiscal year: (i) any transition period of less than nine months occurring within or immediately following such three completed fiscal years shall also be part of such Look-Back Period and (ii) any transition period of nine to 12 months will be deemed to be a completed fiscal year. For the purposes of this Policy, the date on which the Company is required to prepare a Material Financial Restatement is the earlier of (i) the date the Board concludes or reasonably should have concluded that the Company is required to prepare a Material Financial Restatement, and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Material Financial Restatement. The Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.

Recovery of the Incentive-Based Compensation is only required when the erroneously awarded Incentive- Based Compensation is received by a Covered Executive (i) after the beginning of their service as a Covered Executive, (ii) who served as a Covered Executive at any time during the performance period for that

Incentive-Based Compensation, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the Look-Back Period immediately preceding the date on which the Company is required to prepare a Material Financial Restatement.

6.
ERRONEOUSLY AWARDED INCENTIVE-BASED COMPENSATION AMOUNT SUBJECT TO RECOVERY

The amount of erroneously awarded Incentive-Based Compensation subject to recovery is the amount the Covered Executive received in excess of the amount of Incentive-Based Compensation that would have been received by the Covered Executive had it been based on the restated financial statements, as determined by the Board. The amount subject to recovery will be calculated without regard to any taxes paid.

For Incentive-Based Compensation received as cash awards, the erroneously awarded compensation is the difference between the amount of the cash award that was received (whether payable in a lump sum or over time) and the amount that should have been received applying the restated Financial Reporting Measure. For cash awards paid from bonus pools, the erroneously awarded Incentive-Based Compensation is the pro rata portion of any deficiency that results from the aggregate bonus pool that is reduced based on applying the restated Financial Reporting Measure.

For Incentive-Based Compensation received as equity awards that are still held at the time of recovery, the amount subject to recovery is the number of shares or other equity awards received or vested in excess of the number that should have been received or vested applying the restated Financial Reporting Measure. If the equity award has been exercised, but the underlying shares have not been sold, the erroneously awarded compensation is the number of shares underlying the excess portion of the equity award (or the value thereof).

In instances where the Company is not able to determine the amount of erroneously awarded Incentive- Based Compensation directly from the information in the accounting restatement, the amount will be based on the Company’s reasonable estimate of the effect of the Material Financial Restatement on the applicable measure. In such instances, the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to The Nasdaq Stock Market.

7.
METHOD OF RECOUPMENT

The Board will determine, in its sole discretion, subject to applicable law, the method for recouping Incentive-Based Compensation hereunder, which may include, without limitation:

a)
requiring reimbursement of cash Incentive-Based Compensation previously paid;
b)
seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
c)
offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
d)
cancelling outstanding vested or unvested equity awards; and/or
e)
taking any other remedial and recovery action permitted by law, as determined by the Board.

The Committee need not utilize the same method of recovery from all Covered Executives or with respect to all types of erroneously awarded Incentive-Based Compensation.

A Covered Executive will be deemed to have satisfied such person’s obligation to return erroneously awarded Incentive-Based Compensation to the Company if such erroneously awarded Incentive-Based Compensation is returned in the exact same form in which it was received; provided that equity withheld to satisfy tax obligations will be deemed to have been received in cash in an amount equal to the tax withholding payment made.

8.
NO INDEMNIFICATION; SUCCESSORS

The Company shall not indemnify any Covered Executives against the loss of any erroneously awarded Incentive-Based Compensation. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

9.
EXCEPTION TO ENFORCEMENT

The Board shall recover any erroneously awarded Incentive-Based Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Nasdaq Rules.

10.
INTERPRETATION

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC and any national securities exchange on which the Company’s securities are listed.

11.
EFFECTIVE DATE

This Policy shall be effective as of October 2, 2023 (the “Effective Date”) and is not intended to apply to Material Financial Restatements made by the Company prior to the Effective Date. This Policy shall apply to Incentive-Based Compensation that is received by a Covered Executive on or after the Effective Date, in accordance with the Nasdaq Rules.

12.
AMENDMENT; TERMINATION

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to comply with any rules or standards adopted by the SEC and the listing standards of any national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.

13.
OTHER RECOUPMENT RIGHTS

Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

This Policy does not preclude the Company from taking any other action to enforce a Covered Executive’s obligations to the Company, including, without limitation, termination of employment and/or institution of civil proceedings. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX 304”) that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer and to any other compensation recoupment policy and/or similar provisions in any employment, equity plan, equity award, or other individual agreement, to which the Company is a party or which the Company has adopted or may adopt and maintain from time to time; provided, however, that compensation recouped pursuant to this Policy shall not be duplicative of compensation recouped pursuant to SOX 304 or any such compensation recoupment policy and/or similar provisions in any such employment, equity plan, equity award, or other individual agreement except as may be required by law.

14.
Recovery Requirement Shall not Constitute “Good Reason” Under Employment or Other Compensation Agreements

Any action by the Company to recoup or any recoupment of erroneously awarded Incentive-Based Compensation under this Policy from a Covered Executive shall not be deemed (i) “good reason” for such Covered Executive’s resignation or to serve as a basis for a claim of constructive termination under any employment or severance agreement with the Company or under the terms of any benefits or compensation arrangement applicable to such Covered Executive, or (ii) to constitute a breach of a contract or other arrangement to which such Covered Executive is party.